FOR IMMEDIATE RELEASE
March 18, 2009

Cintas Corporation Announces Third Quarter Fiscal 2009 Results

CINCINNATI, March 18, 2009 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its third quarter of fiscal 2009, which ended on February 28, 2009.  Revenue for the third quarter was $909 million, a 7% decrease from fiscal 2008 third quarter revenue of $976 million.  Net income of $72 million decreased 12% from the prior year third quarter while diluted earnings per share were $0.47, an 11% decrease as compared to the third quarter of last fiscal year.

Scott D. Farmer, Chief Executive Officer of the Company, stated, “The economic environment continues to be very challenging.  The U.S. economy lost 4.4 million jobs since the beginning of the recession in December 2007, with approximately 3.7 million of those jobs lost during the last six months alone.  Our customers are reducing head count and closing facilities, which has negatively impacted our revenue.  We have not seen such a sudden and dramatic change in our business since we started our company in 1968."

“In response to these conditions, we are actively reducing our cost structure and right-sizing our entire organization.  We have reduced our operating costs and selling and administrative expenses by approximately $50 million in the quarter as compared to last year.  By streamlining our processes and procedures we have been able to reduce our headcount by over 9%.”

In December, the Company announced the closure of two manufacturing facilities.  Severance and closing costs related to those closures and additional cost reduction measures totaled approximately $4 million during the third quarter.  The Company also indicated that revenue during the third quarter was negatively impacted by approximately 1% due to the impact of a weaker Canadian dollar.

While the operating environment is challenging, the Company continues to explore strategic expansion opportunities, when appropriate valuations exist.  In that regard, Mr. Farmer stated, “I am pleased to announce that we have acquired Aktenmühle, a document management business headquartered in Munich, Germany.  Aktenmühle services customers in most of the major cities in Germany.  This acquisition is our second expansion of our document management services into Europe, as we purchased our first company in the Netherlands a little more than a year ago.  We will continue to look for other expansion opportunities for our document management business, both domestically and abroad.”

Cintas continues to generate strong cash flow and maintain a solid balance sheet position.  Net cash provided by operations was $340 million through the third quarter and the Company’s current ratio was 3.2 to 1 as of February 28, 2009.  The strong cash flow and balance sheet position allowed the Company to reduce outstanding debt by $84 million during the third quarter, paying off its remaining borrowings under its commercial paper program.  This reduction in outstanding debt improved the Company’s debt to total capitalization ratio to 25% as of February 28, 2009.

On March 11, 2009, the Company paid its annual dividend to shareholders.  The Company increased its dividend payment to $0.47 cents per share, continuing a tradition of raising its dividend every year since going public in 1983.

In closing, Mr. Farmer stated, “Our top priority continues to be to take care of our customers, providing them valuable products and superior service.  We will also continue to aggressively manage our cost structure and streamline our organization, while maintaining a strong balance sheet and cash flow.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Quarterly Report.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2008 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer – 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	Feb. 28, 2009	Feb. 29, 2008	% Chng.	Feb. 28, 2009	Feb. 29, 2008	% Chng.
Revenue:
Rental uniforms and ancillary products	$674,701	$703,641	-4.1	$2,107,528	$2,122,840	-0.7
Other services	233,938	272,311	-14.1	788,474	806,105	-2.2
Total revenue	$908,639	$975,952	-6.9	$2,896,002	$2,928,945	-1.1

Costs and expenses (income):
Cost of rental uniforms and ancillary products	$379,466	$398,318	-4.7	$1,188,370	$1,182,019	0.5
Cost of other services	152,736	166,409	-8.2	491,112	497,761	-1.3
Selling and administrative expenses	257,129	273,194	-5.9	829,032	825,029	0.5

Operating Income	$119,308	$138,031	-13.6	$387,488	$424,136	-8.6

Interest income	(540)	(1,510)	-64.2	(2,435)	(4,768)	-48.9
Interest expense	12,407	13,622	-8.9	38,206	39,452	-3.2

Income before income taxes	$107,441	$125,919	-14.7	$351,717	$389,452	-9.7
Income taxes	35,630	44,091	-19.2	129,432	143,708	-9.9
Net income	$71,811	$81,828	-12.2	$222,285	$245,744	-9.5

Per share data:
Basic earnings per share	$0.47	$0.53	-11.3	$1.45	$1.57	-7.6
Diluted earnings per share	$0.47	$0.53	-11.3	$1.45	$1.57	-7.6

Basic shares outstanding	152,993	153,679		152,993	156,346
Diluted shares outstanding	153,281	153,882		153,327	156,633

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Nine Months Ended
	Feb. 28, 2009	Feb. 29, 2008	% Chng.	Feb. 28, 2009	Feb. 29, 2008	% Chng.
Rental uniforms and ancillary products gross margin	43.8%	43.4%		43.6%	44.3%
Other services gross margin	34.7%	38.9%		37.7%	38.3%
Total gross margin	41.4%	42.1%		42.0%	42.6%
Net margin	7.9%	8.4%		7.7%	8.4%

Depreciation and amortization	$50,248	$48,835	2.9%	$150,142	$142,447	5.4%
Capital expenditures	$36,826	$51,641	-28.7%	$132,783	$144,848	-8.3%

Debt to Equity	25.3%	30.8%		25.3%	30.8%

SUPPLEMENTAL SEGMENT DATA
	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended February 28, 2009
Revenue	$674,701	$97,010	$86,037	$50,891	$0	$908,639
Gross margin	$295,235	$23,905	$33,109	$24,188	$0	$376,437
Selling and administrative expenses	$184,788	$23,102	$28,968	$20,271	$0	$257,129
Income (loss) before income taxes	$110,447	$803	$4,141	$3,917	$(11,867)	$107,441

For the three months ended February 29, 2008
Revenue	$703,641	$125,277	$97,594	$49,440	$0	$975,952
Gross margin	$305,323	$40,218	$38,244	$27,440	$0	$411,225
Selling and administrative expenses	$198,837	$24,032	$30,917	$19,408	$0	$273,194
Income (loss) before income taxes	$106,486	$16,186	$7,327	$8,032	$(12,112)	$125,919

As of and for the nine months ended February 28, 2009
Revenue	$2,107,528	$334,528	$295,059	$158,887	$0	$2,896,002
Gross margin	$919,158	$98,133	$117,675	$81,554	$0	$1,216,520
Selling and administrative expenses	$593,282	$76,090	$94,516	$65,144	$0	$829,032
Income (loss) before income taxes	$325,876	$22,043	$23,159	$16,410	$(35,771)	$351,717
Assets	$2,595,144	$165,976	$338,509	$467,911	$151,904	$3,719,444

As of and for the nine months ended February 29, 2008
Revenue	$2,122,840	$378,537	$299,003	$128,565	$0	$2,928,945
Gross margin	$940,821	$120,003	$118,479	$69,862	$0	$1,249,165
Selling and administrative expenses	$601,543	$76,940	$93,185	$53,361	$0	$825,029
Income (loss) before income taxes	$339,278	$43,063	$25,294	$16,501	$(34,684)	$389,452
Assets	$2,621,696	$191,715	$342,033	$443,188	$163,646	$3,762,278

RECONCILIATION TO GAAP MEASURES

	Three Months Ended	Nine Months Ended
	Feb. 28, 2009	Feb. 28, 2009
Revenue growth	-6.9%	-1.1%
Workday adjustment*	0.0%	0.5%
Revenue growth, on a comparable workday basis	-6.9%	-0.6%

*The workday adjustment is calculated by dividing revenue growth by the number of workdays for the current year period, and then multiplying by the number of workdays in the same period of the prior fiscal year. The third quarter of fiscal 2009 contained the same number of workdays as the third quarter of fiscal 2008, therefore no workday adjustment was necessary. However, there were 195 workdays for the nine months ended February 28, 2009, and 196 workdays for the nine months ended February 29, 2008.

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	February 28, 2009 (Unaudited)	May 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$54,251	$66,224
Marketable securities	97,653	125,471
Accounts receivable, net	384,912	430,078
Inventories, net	252,483	238,669
Uniforms and other rental items in service	352,032	370,416
Deferred tax asset	42,840	39,410
Prepaid expenses	17,751	12,068
Total current assets	1,201,922	1,282,336

Property and equipment, at cost, net	980,646	974,575

Goodwill	1,325,377	1,315,569
Service contracts, net	131,288	152,757
Other assets, net	80,211	83,364

	$3,719,444	$3,808,601

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$75,677	$94,755
Accrued compensation & related liabilities	46,836	50,605
Accrued liabilities	250,209	207,925
Current income taxes payable	895	12,887
Long-term debt due within one year	592	1,070
Total current liabilities	374,209	367,242

Long-term liabilities:
Long-term debt due after one year	786,204	942,736
Deferred income taxes	135,083	124,184
Accrued liabilities	103,962	120,308
Total long-term liabilities	1,025,249	1,187,228

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized FY 2009: 173,085,926 issued and 152,790,170 outstanding FY 2008: 173,083,426 issued and 153,691,103 outstanding	129,215	129,182
Paid-in capital	69,312	60,408
Retained earnings	2,934,354	2,784,302
Treasury stock FY 2009: 20,295,756; FY 2008: 19,392,323	(797,888)	(772,041)
Other accumulated comprehensive (loss) income:
Foreign currency translation	(6,836)	61,206
Unrealized loss on derivatives	(8,143)	(8,815)
Unrealized loss on available-for-sale securities	(28)	(111)
Total shareholders' equity	2,319,986	2,254,131

	$3,719,444	$3,808,601

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	Feb. 28, 2009	Feb. 29, 2008
Cash flows from operating activities:

Net income	$222,285	$245,744

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	118,119	110,076
Amortization of deferred charges	32,023	32,371
Stock-based compensation	8,904	7,406
Deferred income taxes	9,052	(456)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	42,118	862
Inventories, net	(16,427)	(8,925)
Uniforms and other rental items in service	12,998	(18,628)
Prepaid expenses	(5,802)	1,177
Accounts payable	(22,247)	(448)
Accrued compensation and related liabilities	(3,250)	(11,730)
Accrued liabilities	(45,734)	(7,405)
Income taxes payable	(12,320)	17,886
Net cash provided by operating activities	339,719	367,930

Cash flows from investing activities:

Capital expenditures	(132,783)	(144,848)
Proceeds from sale or redemption of marketable securities	92,061	42,393
Purchase of marketable securities and investments	(94,985)	(32,434)
Acquisitions of businesses, net of cash acquired	(29,381)	(102,103)
Other	(428)	(1,202)
Net cash used in investing activities	(165,516)	(238,194)

Cash flows from financing activities:

Proceeds from issuance of debt	7,500	313,000
Repayment of debt	(164,510)	(228,808)
Stock options exercised	-	8,030
Repurchase of common stock	(25,847)	(191,479)
Other	736	(11,455)
Net cash used in financing activities	(182,121)	(110,712)

Effect of exchange rate changes on cash and cash equivalents	(4,055)	1,291

Net (decrease) increase in cash and cash equivalents	(11,973)	20,315
Cash and cash equivalents at beginning of period	66,224	35,360
Cash and cash equivalents at end of period	$54,251	$55,675